                                  Exhibit 10(l)

    Portions of this document indicated by an ++ have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment of such information

                        EXCLUSIVE DISTRIBUTION AGREEMENT

         THIS EXCLUSIVE DISTRIBUTION AGREEMENT (this "Agreement") is made and entered into as of August 15, 2001 (the "Effective Date"), by and between INTELLIGENT SYSTEMS SOFTWARE, INC., a Florida corporation ("Manufacturer"), and INSTRUMENTARIUM IMAGING INC., a Delaware corporation ("Distributor").

                                   WITNESSETH:

         In consideration of the mutual covenants and conditions herein contained, and intending to be legally bound hereby, the parties mutually agree as follows:

1. Products and Territory.

         1.1 Manufacturer hereby appoints Distributor as its exclusive authorized distributor in the United States, during the term of this Agreement, for the sale of Manufacturer's MammoReader system (the "MammoReader") and the other products described on Schedule A attached hereto (the "Products"), as revised and updated from time to time upon the mutual agreement of Manufacturer and Distributor. Distributor shall not, without the prior written consent of Manufacturer, sell, market or distribute any version of any Product other than the version Manufacturer shall designate from time to time as its most current version.

         1.2 Distributor shall use its commercially reasonable best efforts to promote and sell the Products to the maximum number of customers for installation in the United States. Distributor agrees not to knowingly sell any Products for installation outside of the United States. In the event Distributor receives an inquiry from a potential purchaser of Products for installation outside of the United States, Distributor agrees to promptly forward the inquiry to Manufacturer.

         1.3 Distributor hereby represents and warrants to Manufacturer that Distributor has sufficient financial resources, experience and qualified personnel to perform in full all of its financial, sales and operational obligations contained in this Agreement.

         1.4 Distributor shall supply to Manufacturer, on a monthly basis, a 12-month rolling forecast of sales of Products (the "Forecast"). The first Forecast shall be delivered upon commencement of the first 12-Month Period and shall be for the period of the next three full calendar months following such date. Commencing on the first day of the calendar month following such commencement date, the Distributor shall provide a Forecast on the first day of each month for the third month thereafter. Each Forecast shall not be considered to constitute firm orders but rather non-binding forecasts based on Distributor's commercially reasonable estimates.

2.       Period Definitions.

         As used herein, "6-Month Period" and "9-Month Period" shall mean the 6 months and 9 months, respectively, following the date of U.S. Food and Drug Administration ("FDA") approval of the sale of the MammoReader in the United States (the "Approval Date"). As used herein, "12-Month Period" shall mean the 12 months following the date of such approval and the subsequent 12-month periods following such initial 12-month period. "Second Year 6-Month Period" and "Third Year 6-Month Period" shall mean the 6 months periods beginning on the commencement date of the second 12-Month Period and the third 12-Month Period, respectively.

3.       Prices and Payment.

         3.1 Distributor shall order Products from Manufacturer by submitting a written purchase order identifying the type and number of units of Products ordered, requested delivery dates and any export/import information required to enable Manufacturer to fill the order (the "Purchase Order"). All orders for Products are subject to acceptance by Manufacturer at Manufacturer's office at 6405 Congress Avenue, Boca Raton, Florida 33487. Manufacturer shall have no liability to Distributor with respect to purchase orders which are not accepted.

         3.2 The price of each Product sold to Distributor shall be the list price therefor set forth on Schedule A, less ++. Such list price may be decreased from time to time by Manufacturer in its sole discretion upon 30 days prior written notice to Distributor. Such list prices may be increased from time to time by mutual agreement of Manufacturer and Distributor.

         3.3 In consideration of the exclusive distributorship granted hereby, Distributor agrees to resell the Products for the list prices set forth on Schedule A.

         3.4 The ultimate shipment of orders to Distributor shall be subject to the right and ability of Manufacturer to make such sales and obtain required licenses and permits, under all applicable statutes, rules and regulations of the United States and agencies or instrumentalities thereof, including the FDA, presently in effect or which may be in effect hereafter.

         3.5 (a) Distributor hereby agrees (i) to comply with decrees, statutes, rules and regulations of the United States and agencies or instrumentalities thereof in the performance of its duties under this Agreement; (ii) to maintain the necessary records to comply with such statutes, rules and regulations; and
(iii) to indemnify and hold harmless Manufacturer from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Manufacturer as a result of any breach of this subsection by Distributor.

             (b) Manufacturer hereby agrees (i) to comply with decrees, statutes, rules and regulations of the United States and agencies or instrumentalities thereof in connection with the manufacture and sale of the Products and in the performance of its duties under this Agreement, (ii) to maintain the necessary records to comply with such statutes, rules and regulations; and (iii) to indemnify and hold harmless Distributor from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Distributor as a result of any breach of this subsection by Manufacturer.

[++ represents confidential treatment request]

         3.6 Unless Distributor requests otherwise and Manufacturer agrees in writing, all Products ordered by Distributor shall be packed for shipment and storage in accordance with Manufacturer's standard commercial practices, either for shipment to Distributor or for direct drop shipment directly to purchasers from Manufacturer. Manufacturer shall deliver the Products into the possession of a common carrier designated by Distributor and reasonably acceptable to Manufacturer, no later than the date specified for such delivery on the relevant purchase order for such Products. Risk of loss and damage to a Product shall pass to Distributor upon the delivery of such Product to the common carrier F.O.B. Manufacturer's Boca Raton, Florida shipping facility. All claims for non-conforming shipments must be made in writing to Manufacturer within 10 days of the completion of the installation of the Products, but in no instance later than 21 days after such delivery of the Product to the common carrier.

         3.7 All amounts due and payable with respect to Products delivered by Manufacturer shall be paid in full within 30 days after the date of Manufacturer's invoice covering such Products. All such amounts shall be paid in United States dollars by wire transfer, to such bank or account as Manufacturer may from time to time designate in writing to Distributor, or by corporate check. No part of any amount payable to Manufacturer hereunder may be reduced due to any counterclaim, set-off, adjustment or other right which Distributor might have against Manufacturer, any other party or otherwise. Any payments not paid by Distributor within the 30-day period shall bear interest at the rate of one percent per month commencing on the close of business the day immediately following the day on which the payment is due.

         3.8 In the event of any discrepancy between any purchase order accepted by Manufacturer and this Agreement, the terms of this Agreement shall govern.

         3.9 Distributor shall be responsible for all expenses of sale and shipment of Products, including freight, insurance, sales taxes and customs duties. Distributor shall reimburse Manufacturer for any such expenses paid by Manufacturer upon receipt of Manufacturer's invoices therefor.

         3.10 Manufacturer agrees to be responsible to pay any rebates payable to group purchasing organizations with respect to resales of Products made by Distributor, provided, that Manufacturer is provided a copy of the group purchasing organization's invoice at the time Manufacturer accepts the purchase order for such Products.

4.       Other Obligations of Distributor.

         4.1 Distributor shall employ competent and experienced personnel to market the Products.

         4.2 Distributor shall, at its own expense, install and set up all of the Products sold by it at its customers' premises and train the customers' personnel in the proper operation of the Products.

         4.3 Distributor shall advertise and otherwise promote the sale of the Products, including, without limitation, the establishment of promotional campaigns, advertisement of the Products in trade journals and attendance at trade shows, and shall, within 30 days of the commencement of each 12-Month Period, provide Manufacturer with Distributor's promotional strategic plan (and any amendments thereto) for Manufacturer's review.

         4.4 Distributor shall be required to use the brand name of the Product, as chosen solely in the discretion of Manufacturer (the "Brand Name"), on all packaging, promotional materials, advertising materials, press releases, articles and any other written materials in which the Product appears or is mentioned. Anytime the Brand Name is required to appear, Manufacturer's name shall also appear clearly indicating that Manufacturer is the manufacturer of the Product.

5.       Manufacturer's Obligations.

         Manufacturer shall provide Distributor, without charge, with such marketing, technical and sales assistance as Manufacturer may in its reasonable discretion consider necessary to assist with the promotion of the Products. Manufacturer shall also provide Distributor with such amount of Product training as Manufacturer determines is reasonably necessary to assist Distributor in effectively carrying out its obligations under this Agreement. Manufacturer shall be responsible for developing and printing sales and marketing literature for the Products and shall provide Distributor with reasonable quantities of such literature to facilitate Distributor's sales efforts.

6.       Relationship of the Parties.

         6.1 Distributor shall be considered to be an independent contractor of Manufacturer. The relationship between Manufacturer and Distributor shall not be construed to be that of employer and employee, nor to constitute a partnership, joint venture or agency of any kind.

         6.2 Distributor shall pay all of its expenses, including without limitation all travel, lodging and entertainment expenses incurred in connection with its services hereunder and all training provided hereunder. Manufacturer shall not reimburse Distributor for any expenses.

         6.3 Neither party shall have the right to enter into any contracts or commitments in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

7.       Trademarks, Service Marks and Trade Names.

         Distributor may use Manufacturer's trademarks, trade names and service marks (the "Trademarks") on a non-exclusive basis only for the duration of this Agreement and solely for display or advertising purposes in connection with selling and distributing the Products in accordance with this Agreement. In the event Distributor becomes aware of any action proposed to be taken by a third party which may, in Distributor's judgment, in any way impair the rights of Manufacturer in Manufacturer's Intellectual Property (as defined below), Distributor agrees to promptly notify Manufacturer of such proposed action. Distributor shall promptly and completely apprise Manufacturer of any actual, threatened or suspected infringement of any Intellectual Property rights of Manufacturer of which Distributor becomes aware. Except as provided above, Distributor has no rights in the Intellectual Property relating to the Products or of any goodwill associated therewith and Distributor agrees that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof and that all such rights and goodwill are, and shall remain, vested in Manufacturer. "Intellectual Property" shall mean all intellectual property rights of Manufacturer from time to time, including the Trademarks, any patents, design rights or registered design and any applications throughout the world or the right to apply for any of the foregoing. Intellectual Property further includes copyright, know-how, confidential information, any business name, trading name or style or brand name, and any merchandising rights. Distributor hereby agrees not to register or cause to be registered any Trademarks in Distributor's name. Without prejudice to the right of Distributor or any third party to challenge the validity of any Intellectual Property of Manufacturer, Distributor shall not otherwise do or authorize any third party to do any act which would or might invalidate or be inconsistent with any Intellectual Property of Manufacturer and shall not omit or authorize any third party to omit or do any act which, by its omission, would have such effect or character.

8.       Covenant Not to Compete.

         Commencing on the Approval Date and continuing for the term of this Agreement, Distributor shall not market, directly or indirectly, products which are competitive with the Products.

9.       Limited Warranty.

         9.1 Manufacturer warrants that the Products will be free from material defects for a period of one year from the date of shipment and will meet Manufacturer's written specifications. Manufacturer's sole responsibility under this warranty shall be, at Manufacturer's option, to replace defective Products or parts thereof.

         9.2 Distributor shall not obligate or purport to obligate Manufacturer by issuing or making any affirmations, representations, warranties or guaranties with respect to the Products to any third party, other than the foregoing standard warranty, which warranty shall be extended to all purchasers of Products from Distributor. At Distributor's request, Manufacturer shall provide Distributor with copies of Manufacturer's standard warranty for distribution by Distributor to purchasers of the Products.

         9.3 Under no circumstances shall the warranty set forth in Section 9.1 above apply to any Product which has been used outside the field of use or in violation of this Agreement or to any Product which has been customized or modified, damaged, misused or improperly installed or applied. Notwithstanding any other provision in this Agreement, Manufacturer shall not be held responsible for any damage which may result from a defective Product except for the repair or replacement of such Products.

         9.4 THE PROVISIONS OF THE FOREGOING WARRANTY ARE IN LIEU OF ANY OTHER WARRANTY, WHETHER EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE).

10.      Limitation on Liability.

         IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES) ARISING OUT OF THE MANUFACTURE, SALE OR USE OF THE PRODUCTS, EVEN IF MANUFACTURER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11.      Indemnification.

         11.1 Distributor hereby agrees to indemnify, defend and hold harmless Manufacturer, its affiliates and all officers, directors, employees and agents thereof from all liabilities, claims, damages, losses, costs, expenses, demands, suits and actions (including without limitation attorneys' fees, expenses and settlement costs) arising out of or related to (i) any failure by Distributor to perform its obligations hereunder, and (ii) any other act or omission of Distributor and/or its agents, employees or others for which it is responsible.

         11.2 Manufacturer hereby agrees to indemnify, defend and hold harmless Distributor, its affiliates and all officers, directors, employees and agents thereof, from all liabilities, claims, damages, losses, costs, expenses, demands, suits and actions (including without limitation attorneys' fees, expenses and settlement costs) arising out of or related to (i) any defects in the Products, (ii) any breach of warranty, (iii) any product liability claims and similar matters, (iv) any failure by Manufacturer to perform its obligations hereunder, (v) any other act or omission of Manufacturer and/or its agents, employees or others for which it is in law responsible, and (vi) infringement of Intellectual Property rights of others or Manufacturer's Trademarks resulting from Distributor's sale of the Products. During the term hereof from and after the Approval Date, Manufacturer shall maintain a policy of general public and product liability insurance, including contractual liability for its indemnification obligations hereunder, protecting it and Distributor in an amount of not less than $2,000,000 single limit coverage and naming Distributor as an additional insured. Upon request of Distributor, Manufacturer shall provide Distributor with copies of such insurance certificates establishing the existence thereof.

12.      Term and Termination.

         12.1 Term. The term of this Agreement shall commence on the Effective Date and shall terminate at the end of the third 12-Month Period unless terminated earlier pursuant to the terms of this Section 12. Within 10 days after any termination of this Agreement, Distributor shall return to Manufacturer all unused sales materials, product literature and other material pertaining to Manufacturer or the Products, which were paid for or provided by Manufacturer.

         12.2 ++

         12.3 Termination. This Agreement may be terminated:

              (a) ++


[++ represents confidential treatment request]

              (b) by Manufacturer, in the event that Distributor fails to make any payment within 30 days from the date of Manufacturer's invoice for shipped Products;

              (c) by Manufacturer, upon the occurrence of a change in control or management personnel of Distributor, which has or, in the reasonable opinion of Manufacturer, could have, a material adverse effect on the business, prospects or operations of Distributor and the failure of Distributor to promptly pursue (within 60 days after receiving written notice thereof from Manufacturer) a remedy designed to cure (in the sole and absolute judgment of Manufacturer) Manufacturer's objections to such change;

              (d) by Manufacturer, upon an attempted assignment, delegation, sublicense or transfer, whether by operation of law, merger, sale of any substantial portion of Distributor's assets or business or otherwise, of this Agreement by Distributor without the prior written consent of Manufacturer;

              (e) by Distributor, in the event it is determined by final judgment of a court of competent jurisdiction in the United States that the MammoReader materially infringes one or more U.S. patents held by others;

              (f) by Distributor, in the event the FDA has not granted approval of the sale of the MammoReader in the United States within 12 months after the Effective Date;

              (g) by Distributor, in the event the FDA issues an order or decree prohibiting the sale or use of the MammoReader in the United States;

              (h) by Distributor, in the event of substantial and continuing failure of the MammoReader (generally, not particular units) to work in the manner described in literature regarding the system prepared by Manufacturer;

              (i) by the non-breaching party, upon the occurrence of a material breach of this Agreement by the other party and the failure of the other party to cure such breach within 30 days of receipt of written notice thereof from the non-breaching party; and

              (j) by the other party, in the event of the filing of a petition in bankruptcy, insolvency or reorganization against or by a party which is not dismissed within 30 days of filing.

         12.4 In the event of a termination of this Agreement or upon the expiration of this Agreement pursuant to Section 12.1 above, Manufacturer shall not have any obligation to Distributor, or to any employee of Distributor, for compensation or for damages of any kind, whether on account of the loss by Distributor or such employee of present or prospective sales, investments, compensation or goodwill.

         12.5 Termination of this Agreement shall not affect the obligation of Distributor to pay Manufacturer all amounts owing or to become owing as a result of Products tendered or delivered to Distributor on or before the date of such termination, as well as interest thereon to the extent any such amounts are paid after the date they became or will become due pursuant to this Agreement.

         12.6 Notwithstanding anything else in this Agreement to the contrary, the parties agree that Sections 9, 10, 11, 12, 16 and 17 shall survive the termination or expiration of this Agreement, as the case may be, to the extent required thereby for the full observation and performance by any or all of the parties hereto.

13.      Assignment.

         Distributor may not assign, delegate, sublicense or transfer, whether by operation of law, merger, sale of any substantial portion of Distributor's assets or business or otherwise, this Agreement without the prior written consent of Manufacturer, and any attempted assignment, delegation, sublicense or transfer by Distributor without such written consent shall be void and of no effect. Manufacturer may fully assign, delegate, sublicense or transfer, whether by operation of law or otherwise, this Agreement without Distributor's consent. This Agreement shall inure to the benefit of the successors and assigns of Manufacturer.

14.      Notice.

         All notices given under this Agreement shall be in writing and shall be addressed to the parties at their respective addresses set forth below:

         If to Manufacturer:

                  Intelligent Systems Software, Inc.
                  6405 Congress Avenue
                  Boca Raton, Florida  33487
                  Attention:  W. Kip Speyer, President
                  Telecopy Number:  561-994-0881

         If to Distributor:

                  Instrumentarium Imaging Inc.
                  300 West Edgerton Avenue
                  Milwaukee, Wisconsin  53207
                  Attention:  Michael Palazzola, President
                  Telecopy Number:  414-481-8665

All notices shall be given in person, by overnight courier or by telecopy. All notices shall be deemed given on the date received by the addressee.

15.      Waiver.

         None of the conditions or provisions of this Agreement shall be held to have been waived by any act or knowledge on the part of either party, except by an instrument in writing signed by a duly authorized officer or representative of such party. Further, the waiver by either party of any right hereunder or the failure to enforce at any time any of the provisions of this Agreement, or any rights with respect thereto, shall not be deemed to be a waiver of any other rights hereunder or any breach or failure of performance of the other party.

16.      Construction of Agreement and Resolution of Disputes.

         16.1 This Agreement, and the performance of the parties hereto shall be construed and governed according to the laws of Florida, applicable to contracts made and to be fully performed therein. Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance or termination, shall be finally resolved by arbitration. The arbitration shall be conducted by three arbitrators, one to be appointed by Manufacturer, one to be appointed by Distributor and a third being nominated by the two arbitrators so selected or, if they cannot agree on a third arbitrator, by the President of the American Arbitration Association. In the event any such dispute, controversy or claim involves a claim of damages for $100,000 or less, the arbitration shall be conducted by one arbitrator appointed by Manufacturer and Distributor or, if they cannot agree on an arbitrator, by the President of the American Arbitration Association.

         16.2 The arbitration shall be in accordance with the rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in Palm Beach County, Florida, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this arbitration, the provisions of this Agreement and all rights and obligations thereunder shall be governed and construed in accordance with the laws of the State of Florida. The decision of the arbitrators shall be binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of attorneys' fees to the prevailing party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction.

         16.3 Notwithstanding anything contained in this Section to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

17.      Confidentiality Maintained.

         17.1 Distributor agrees that Manufacturer has a proprietary interest in any information provided to Distributor by Manufacturer, whether in connection with this Agreement or otherwise, whether in written or oral form, which is (i) a trade secret, confidential or proprietary information; and (ii) not publicly known (hereinafter referred to as "Proprietary Information"). Distributor shall disclose the Proprietary Information only to those of its agents and employees to whom it is necessary in order properly to carry out their duties as limited by the terms and conditions hereof. Both during and after the term of this Agreement, all disclosures by Distributor to its agents and employees shall be held in strict confidence by such agents and employees. During and after the term of this Agreement, Distributor, its agents and employees shall not use the Proprietary Information for any purpose other than in connection with Distributor's sale and distribution of the Products pursuant to this Agreement. Distributor shall, at its expense, return to Manufacturer the Proprietary Information as soon as practicable after the termination or expiration of this Agreement. All such Proprietary Information shall remain the exclusive property of Manufacturer during the term of this Agreement and thereafter.

         17.2 Notwithstanding anything contained in this Agreement to the contrary, Distributor shall not be liable for a disclosure of the Proprietary Information of Manufacturer, if the information so disclosed: (i) was in the public domain at the time of disclosure without breach of this Agreement; or
(ii) was known to or contained in the records of Distributor from a source other than Manufacturer at the time of disclosure by Manufacturer to Distributor and can be so demonstrated; or (iii) was independently developed and is so demonstrated promptly upon receipt of the documentation and technology by Distributor; or (iv) becomes known to Distributor from a source other than Manufacturer without breach of this Agreement by Distributor and can be so demonstrated; or (v) must be disclosed pursuant to a contract or subcontract with a governmental agency in order to obtain/retain a procurement contract; or
(vi) was disclosed pursuant to court order or as otherwise compelled by law.

18.      No Rights by Implication.

         No rights or licenses with respect to the Products or the Trademarks are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement.

19.      Responsibility for Taxes.

         Taxes now or hereafter imposed with respect to the transactions contemplated hereunder (with the exception of income taxes or other taxes imposed upon Manufacturer and measured by the gross or net income of Manufacturer) shall be the responsibility of Distributor, and if paid or required to be paid by Manufacturer, the amount thereof shall be added to and become a part of the amounts payable by Distributor hereunder.

20.      Modification of Products.

         Distributor may not customize, modify or have customized or modified any Product unless it obtains the prior written consent of Manufacturer, which consent may be withheld in the sole and absolute discretion of Manufacturer. Any unauthorized customizing or modification of any Product by Distributor or any third party shall fully relieve Manufacturer from any obligation it would otherwise have had with respect to such Product under the warranties described in Section 9 herein. Distributor may not incorporate any of the Products in its own products.

21.      Force Majeure.

         21.1 Neither Manufacturer nor Distributor shall be liable in damages, or shall be subject to termination of this Agreement by the other party, for any delay or default in performing any obligation hereunder if that delay or default is due to any cause beyond the reasonable control and without fault or negligence of that party; provided that, in order to excuse its delay or default hereunder, a party shall notify the other of the occurrence or the cause, specifying the nature and particulars thereof and the expected duration thereof. All obligations of both parties shall return to being in full force and effect upon the termination of such occurrence or cause (including without limitation any payments which became due and payable hereunder prior to the termination of such occurrence or cause).

         21.2 For the purposes of this Section, a "cause beyond the reasonable control" of a party shall include, without limiting the generality of the phrase, any act of God, act of any government or other authority or statutory undertaking, industrial dispute, hurricane, fire, explosion, accident, power failure, flood, riot or war (declared or undeclared).

22.      Compliance with Laws.

         Each of Distributor and Manufacturer covenants that all of its activities under or pursuant to this Agreement shall comply with all applicable laws, rules and regulations.

23.      Severability.

         If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

24.      Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.      Entire Agreement.

         This Agreement supersedes and cancels any previous agreements or understandings, whether oral, written or implied, heretofore in effect and sets forth the entire agreement between Manufacturer and Distributor with respect to the subject matter hereof.

26.      Amendment.

         This Agreement may be amended only by written agreement referred to this Agreement executed by Manufacturer and Distributor.

                            (SIGNATURE PAGE FOLLOWS)

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.


                                             MANUFACTURER:

                                             INTELLIGENT SYSTEMS SOFTWARE, INC.


                                             By:      \s\ W. Kip Speyer
                                                -----------------------------
                                             Name:    W. Kip Speyer
                                             Title:   President

                                             DISTRIBUTOR:

                                             INSTRUMENTARIUM IMAGING INC.


                                             By:      \s\ Michael Palazzola
                                                -----------------------------
                                             Name:    Michael Palazzola
                                             Title:   President

                                   Schedule A


Product Description                                                  List Price
-------------------                                                  ----------
1. MammoReader                                                         $99,500
2. MammoReader (dual scanner model)                                   $149,500